Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 31, 2014 on the financial statements of Propell Technologies Group, Inc. and Subsidiaries as of December 31, 2013 and 2012, and the related statements of operations, stockholders’ deficit and cash flows for the years ended December 31, 2013 and 2012, included herein on the registration statement of Propell Technologies Group, Inc. on Form S-1. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern. We also consent to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Liggett, Vogt & Webb, P.A.
Certified Public Accountants

New York, New York

October 14, 2014